ORIGINAL ELECTRONICALLY TRANSMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON
                                  MAY 29, 1998

                                                        REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                           UNION PACIFIC CORPORATION
               (Exact name of issuer as specified in its charter)

                        UTAH                                               13-2626465
  (State or other jurisdiction of incorporation or            (I.R.S. Employer Identification No.)
                     organization)

                                1717 MAIN STREET
                                   SUITE 5900
                            DALLAS, TEXAS 75201-4605
                                 (214) 743-5600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               RICHARD J. RESSLER
                           ASSISTANT GENERAL COUNSEL
                           UNION PACIFIC CORPORATION
                                1717 MAIN STREET
                                   SUITE 5900
                            DALLAS, TEXAS 75201-4605
                                 (214) 743-5600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:
                             WILLIAM P. ROGERS, JR.
                            CRAVATH, SWAINE & MOORE
                                WORLDWIDE PLAZA
                               825 EIGHTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 474-1000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                          PROPOSED             PROPOSED
                 TITLE OF EACH                         AMOUNT              MAXIMUM             MAXIMUM             AMOUNT OF
              CLASS OF SECURITIES                      TO BE           OFFERING PRICE         AGGREGATE          REGISTRATION
               TO BE REGISTERED                    REGISTERED(1)          PER UNIT        OFFERING PRICE(2)         FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities(4).............................
Warrants to Purchase Debt Securities...........
Preferred Stock, no par value (5)..............    $1,000,000,000            (2)            $1,000,000,000         $295,000
Warrants to Purchase Preferred Stock...........
Common Stock, par value $2.50 per share (6)....
=================================================================================================================================

(1) In United States dollars or the equivalent thereof in foreign currency or currency units.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). The aggregate public offering price of the Debt Securities, Warrants to purchase Debt Securities, Preferred Stock, and Warrants to purchase Preferred Stock registered hereby will not exceed $1,000,000,000. No separate consideration will be received for Common Stock, Preferred Stock or Debt Securities that are issued upon conversion or exchange of Preferred Stock or Debt Securities.
(3) A filing fee of $136,364 was previously paid in connection with $450,000,000 of securities registered under the Company's Registration Statement on Form S-3 (No. 333-18345) and with respect to which this Registration Statement amends such previous Registration Statement.
(4) Such indeterminate amount of Debt Securities as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities or Preferred Stock, to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for Debt Securities, or upon the exercise of Warrants to purchase Debt Securities.
(5) Such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices or issuable upon conversion or exchange of Debt Securities or Preferred Stock, to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Preferred Stock, or upon the exercise of Warrants to purchase Preferred Stock.
(6) Such indeterminate number of shares of Common Stock as may from time to time be issuable upon conversion or exchange of Debt Securities or shares of Preferred Stock, to the extent any of such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Common Stock.

                             ---------------------

   PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THE PROSPECTUS AND PROSPECTUS SUPPLEMENTS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATE TO THE DEBT SECURITIES, WARRANTS TO PURCHASE DEBT SECURITIES, PREFERRED STOCK, WARRANTS TO PURCHASE PREFERRED STOCK AND COMMON STOCK PREVIOUSLY REGISTERED UNDER THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-18345). THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-18345).
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       SUBJECT TO COMPLETION, MAY 29,1998

                                      LOGO

                                 $1,450,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                              SECURITIES WARRANTS
                             ---------------------
     Union Pacific Corporation (the "Company") may issue from time to time, together or separately (i) its debt securities (the "Debt Securities"), which may be either senior ("Senior Securities") or subordinated ("Subordinated Securities") and which may be convertible into or exchangeable for shares of common stock, par value $2.50, of the Company (the "Common Stock"), shares of preferred stock, no par value, of the Company (the "Preferred Stock"), or other Debt Securities; (ii) warrants to purchase Debt Securities (the "Debt Warrants"); (iii) Preferred Stock, which may be convertible into or exchangeable for shares of Common Stock or shares of Preferred Stock or Debt Securities; (iv) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants") and (v) Common Stock issuable upon the conversion or exchange of Debt Securities or Preferred Stock offered hereunder, to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Common Stock, in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Warrants and Preferred Stock Warrants are collectively referred to herein as the "Securities Warrants" and the Debt Securities, Preferred Stock, Common Stock and Securities Warrants are collectively referred to herein as the "Offered Securities".

     The Offered Securities may be issued in one or more series or issuances and will be limited to $1,450,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, any premium on, and any interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, initial offering price, maturity, premium (if any), interest rate (which may be fixed or floating), time of and method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, any redemption or sinking fund terms, any terms for the conversion into or exchange for shares of Common Stock or Preferred Stock or other Debt Securities, terms of subordination of Subordinated Securities, and other specific terms; (ii) in the case of Preferred Stock, the specific designation, any dividend, liquidation, redemption, sinking fund, voting or other rights, time of payment of dividends, any terms for the conversion into or exchange for shares of Common Stock or shares of Preferred Stock or Debt Securities, the initial offering price and other specific terms; and (iii) in the case of Securities Warrants, the duration, initial offering price, exercise price, detachability thereof and other specific terms. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
     The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution".

                THE DATE OF THIS PROSPECTUS IS           , 19  .

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices, located at Northwest Atrium Center (Suite 1400), 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     The Company has filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference herein its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, its quarterly Report on form 10-Q for the quarter ended March 31, 1998 and its Current Reports on Form 8-K dated January 23, 1998, February 26, 1998, March 20, 1998, March 25, 1998,
March 31, 1998, April 1, 1998, April 23, 1998 and May 29, 1998 all of which have been previously filed with the Commission under File No. 1-6075, and the description of capital stock (including Common Stock) of the Company that is contained in the registration statement filed under the Exchange Act under File No. 1-6075, including all amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Offered Securities offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein, in a document incorporated or deemed to be incorporated by reference herein, or in the accompanying Prospectus Supplement, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to:
Union Pacific Corporation, 1717 Main Street, Suite 5900, Dallas, Texas 75201-4605, Attention: Corporate Secretary (telephone 214-743-5600).

                                  RISK FACTORS

     Prospective purchasers of the Offered Securities should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

RISK FACTORS RELATING TO THE COMPANY

CONGESTION AND SERVICE ISSUES; IMPACT ON RESULTS OF OPERATIONS

     In the third quarter of 1997, congestion began to have a serious adverse effect on the operations and earnings of Union Pacific Railroad Company ("UPRR"), the Company's principal rail subsidiary. System congestion started in and around Houston and the coastal areas of Texas and Louisiana (the "Gulf Coast region") and spread throughout the system as UPRR shifted resources to help mitigate the problem in the Gulf Coast region. The Company reported a decline in net income from continuing operations of approximately 41%, from $733 million for 1996 to $432 million for 1997. Moreover, the Company incurred a net loss of $152 million ($.62 per diluted share) in the fourth quarter of 1997 (which included a $40 million after-tax loss recognized in connection with Company's planned sale of Skyway Freight Systems, Inc. ("Skyway")) and a net loss of $62 million ($.25 per diluted share) in the first quarter of 1998. This decline in earnings was primarily the result of UPRR's service and congestion problems. The Company estimates that the combined effects of lost business, higher costs associated with system congestion, and costs associated with the implementation of the service recovery plan described below, alternate transportation and customer claims had a negative effect on net income for 1997 of approximately $450 million, after tax, and a negative effect on net income for the first quarter of 1998 of approximately $260 million, after tax. Although progress has been made in improving service, UPRR expects these problems to have an adverse impact on 1998 results and on May 28, 1998, the Company announced that it expected to report a loss from continuing operations in the second quarter.

     The Company has adopted certain measures to alleviate the congestion problems, including the implementation of a Service Recovery Plan (the "Plan") on October 1, 1997. The Plan focuses on reducing the number of cars on the system and restoring system velocity, which, in turn, results in more reliable service to customers. While the Company believes that it will ultimately be successful in alleviating the congestion-related problems experienced by UPRR and returning the Company to profitability, there can be no assurance that the recovery will not be delayed for a substantial period, which would have a continuing adverse effect on the Company's financial results, or that additional measures will not be necessary to resolve such problems. The timing of the Company's return to profitability will be determined by how rapidly it is able to eliminate congestion and return to normal operations throughout its system. As a result of recent operating losses at UPRR and in order to fund its capital program, the Company has incurred substantial incremental debt since December 31, 1997, and has obtained additional financing through a private placement of $1.5 billion of 6 1/4% preferred securities of Union Pacific Capital Trust, a statutory business trust sponsored by the Company, which securities are convertible into common stock of the Company at an initial conversion price of $68.90.

RAIL SERVICE PROCEEDINGS AND RELATED MATTERS

     UPRR is currently subject to an emergency service order issued by the Surface Transportation Board of the U.S. Department of Transportation (the "STB") on October 31, 1997, as an outgrowth of a proceeding initiated by the STB on October 2, 1997 to investigate rail service problems in the western United States. The original service order, which, among other things, imposed several temporary measures designed to reduce congestion on UPRR's lines in the Houston area, was modified and extended by a supplemental order dated December 4, 1997. On February 25, 1998, the STB, citing the gravity of UPRR's congestion problems and characterizing them as "not yet close to being resolved," further modified the emergency service order and extended it until August 2, 1998, the maximum period allowable under law for the original order. If the congestion problems persist, the STB may institute a new proceeding upon the expiration of the emergency service order in light of developments concerning UPRR's operations in 1998.

     On March 31, 1998, the STB initiated a proceeding under its continuing oversight jurisdiction with respect to the merger of Southern Pacific Transportation Company and its affiliated railroads ("Southern

Pacific") and UPRR, to consider proposals for new remedial conditions to the merger as they pertain to service in the Houston, Texas/Gulf Coast area. The proceeding was initiated in response to submissions by Texas Mexican Railway Company ("Tex Mex"), Kansas City Southern Railway Company ("KCS") and the Greater Houston Partnership ("GHP"), proposing that UPRR be directed to transfer certain lines and facilities in the Gulf Coast region to other rail carriers, that a "neutral" switching operation be established in the greater Houston area and that provisions in the STB's emergency service order that expanded Tex Mex's right to handle traffic to and from Houston be adopted permanently. The STB's decision announcing the proceeding established a procedural schedule for the submission of condition requests and supporting evidence, replies and rebuttal. Separately from this proceeding, a shortline railroad, the Arkansas, Louisiana and Mississippi Railroad ("AL&M"), has filed a request that an additional condition be imposed on the merger allowing the AL&M to interchange traffic with the Burlington Northern and Santa Fe Railway Company. There can be no assurance that the proposals advanced by Tex Mex, KCS, GHP or other parties in the remedial conditions proceeding or other condition requests such as the request of AL&M, will not be approved in some form.

SHIPPER CLAIMS

     Certain customers have submitted claims or stated their intention to submit claims to UPRR for damages related to the delay of shipments as a result of congestion problems, and certain customers have filed lawsuits seeking relief related to such delays. The nature of the damages sought by claimants includes, but is not limited to, contractual liquidated damages, freight loss or damage, alternative transportation charges, additional production costs, lost business and lost profits. In addition, some customers have asserted that they have the right to cancel contracts as a result of alleged material breaches of such contracts by UPRR. While the Company does not believe that such claims will have a material adverse effect on its consolidated financial condition, it is not possible to determine fully the effects of all asserted and unasserted claims. The Company expects additional claims by shippers. The Company will continue to evaluate the adequacy of its reserves for claims and expects to add to such reserves as appropriate.

SHAREHOLDER LITIGATION

     The Company and certain of its officers and directors are currently defendants in two purported class action securities lawsuits, and certain current and former directors of the Company are currently defendants in a purported derivative action filed on behalf of the Company. The class action suits allege, among other things, that management failed to disclose properly UPRR's service and safety problems and thereby issued materially false and misleading statements concerning the Company's acquisition of Southern Pacific's parent corporation and the safe, efficient operation of UPRR's rail network. The derivative action alleges, among other things, that the named current and former directors breached their fiduciary duties to the Company by approving the acquisitions of the parent corporations of Southern Pacific and CNW (as defined herein) without ensuring that the Company or UPRR had adequate systems in place to integrate effectively those companies into the operations of the Company and UPRR. These lawsuits were filed in late 1997 in the Federal District Court for the Northern District of Texas and seek to recover unspecified amounts of damages. The Company believes that these claims are without merit and intends to defend them vigorously. On May 22, 1998, the plaintiffs in the derivative suit filed a notice of voluntary dismissal without prejudice.

RAIL ACCESS AND COMPETITION

     Acting pursuant to requests from two members of Congress and responding to shippers' concerns about railroad service quality, railroad rates and allegedly inadequate regulatory remedies, the STB on April 17, 1998, following two days of hearings, issued a decision opening inquiries into certain elements of rail regulation. The STB noted that no parties to the hearings had shown how aggressive remedies designed to produce lower rates and enhance competition would permit the industry to cover system costs and support reinvestment. Nevertheless, it (a) directed a panel of disinterested economic experts to recommend appropriate standards to measure railroad revenue adequacy, which is used to determine whether rates are lawful (this portion of the decision was subsequently modified to permit, as an alternative, discussions of this issue between railroad and shipper representatives); (b) initiated a rulemaking proceeding to consider revisions to "competitive access" regulations in order to address quality of service issues; (c) ordered interested parties to identify modifications to regulations governing access on non-service-related grounds; (d) began a proceeding to consider eliminating product and geographic competition as factors to be considered in deciding whether a railroad has market dominance over rail traffic; (e) ordered large and small railroads to negotiate arrangements that would increase the role of short-line rail carriers; and (f) directed the railroads to establish "formalized dialogue" immediately with large and small shippers and rail labor. Should the STB or Congress take aggressive action (e.g., by making purportedly competition-enhancing changes in rate and route regulation and "access" provisions), the adverse effect on UPRR and other railroads could be material.

                                  THE COMPANY

     The Company, incorporated in Utah in 1969, operates through subsidiaries primarily in the areas of rail transportation and trucking. The Company's rail transportation operations principally consist of UPRR, which includes two major acquisitions since 1995, Southern Pacific and Chicago and North Western Railway Company and its affiliated railroads ("CNW"). The Company's trucking operations principally consist of Overnite Transportation Company ("Overnite"). On May 20, 1998, the Company announced that it intends to sell its entire interest in Overnite through an initial public offering of all of the common stock of Overnite Corporation, a newly-formed Virginia corporation created for the purpose of indirectly holding all of the issued and outstanding capital stock of Overnite (the "Overnite IPO").

     Rail Transportation. UPRR is the largest railroad in the United States (measured in both track miles and freight revenue), operating nearly 35,000 route miles linking Pacific Coast and Gulf Coast ports to the Midwest and eastern U.S. gateways and providing several north/south corridors to key Mexican gateways. UPRR serves the western two-thirds of the country and cooperates with other carriers in the handling of freight to and from the Atlantic seaboard, the Pacific Coast, the Southeast, the Southwest, Canada and Mexico. Export and import traffic is moved through Gulf Coast and Pacific Coast ports and across the Mexican border and, primarily through interline connections, the Canadian border. Major categories of freight hauled by UPRR are agricultural products, automotive, chemicals, energy (primarily coal), industrial products and intermodal.

     Beginning in 1995, the Company made significant railroad acquisitions.

     - In April 1995, the Company acquired the remaining 71.6% of the outstanding common stock of CNW's parent corporation not previously owned by the Company for $1.2 billion.

     - In September 1995, the Company acquired 25% of Southern Pacific's parent corporation, and, in September 1996, it acquired the remaining 75% after receipt of a decision from the STB approving the Company's acquisition of Southern Pacific. The aggregate purchase price was $4.1 billion, comprised of $2.5 billion in the Company's common stock and $1.6 billion in cash.

     - During 1997, UPRR and a consortium of partners were granted a 50-year concession for the Pacific-North and Chihuahua Pacific rail lines in Mexico and a 25% stake in the Mexico City Terminal Company at an aggregate price of $525 million. UPRR holds a 13% ownership share in the consortium. The consortium assumed operational control of both lines in February 1998.

     Trucking. The Company's other major line of business is truck transportation. Overnite, a major interstate trucking company specializing in less-than-truckload shipments, serves all 50 states and portions of Canada and Mexico through 164 service centers located throughout the United States. Overnite transports a variety of products, including chemicals, fabricated metal products, textiles, machinery, electronics and paper products.

     As indicated above, the Company has announced that it intends to dispose of its ownership interest in Overnite. In connection with the Overnite IPO, Overnite will be reclassified as a discontinued operation, and the Company expects to recognize a significant after-tax loss in the second quarter of 1998, which will be accounted for as a loss from discontinued operations.

     Natural Resources Divestiture. In July 1995, the Company's Board of Directors approved a formal plan to dispose of its oil, gas and mining business through an initial public offering (the "Resources IPO") of 17% of the common stock of Union Pacific Resources Group, Inc. ("Resources"), followed by a distribution of the Company's remaining interest in Resources to the Company's stockholders on a tax-free, pro-rata basis (the "Spin-Off"). In October 1995, Resources completed the Resources IPO, and, after the Company's receipt of a favorable Internal Revenue Service ruling as to the tax-free nature of the Spin-Off, the Company completed its divestiture of Resources in October 1996.

     Skyway Divestiture. In January 1998, the Company announced its intention to sell Skyway, a wholly-owned subsidiary engaged in contract logistics and supply chain management, by the end of the year. In connection with the planned sale, the Company recognized a $40 million after-tax loss in the fourth quarter of 1997. In 1997, Skyway had revenues of $152 million and an operating net loss of $5.5 million.

     The Company's executive offices are located at 1717 Main Street, Suite 5900, Dallas, Texas 75201-4605, and its telephone number is (214) 743-5600.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratio of earnings to fixed charges on a historical basis for each of the five years ended December 31, 1997 and for the three months ended March 31, 1998.

                                                                                                THREE MONTHS
                                                                                                    ENDED
                                                   YEAR ENDED DECEMBER 31                     MARCH 31, 1998(A)
                                  ---------------------------------------------------------   -----------------
                                    1993        1994        1995        1996        1997
                                    ----        ----        ----        ----        ----
Ratio of earnings to fixed
  charges.......................      1.8         2.7         2.8         2.7         1.8            0.4

---------------
(a) For the three months ended March 31, 1998, fixed charges exceeded earnings by approximately $116 million.

     The ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income from continuing operations before the cumulative effect of accounting changes less equity in undistributed earnings of unconsolidated affiliates, plus income taxes and fixed charges. Fixed charges represent interest, amortization of debt discount and expense and the estimated interest portion of rental charges.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Offered Securities offered hereby will be used for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby is set forth in the Prospectus Supplement relating to such Offered Securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.

     The Debt Securities are to be issued under one or more Indentures (collectively, the "Indenture") between the Company and Citibank, N.A., as trustee or such other trustee as shall be named in a Prospectus Supplement (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Wherever any particular provisions of the Indenture or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references. References to particular sections of the Indenture are noted below. Defined terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

GENERAL

     The Debt Securities may be either Senior Securities or Subordinated Securities and will be unsecured, unless the Company shall be required to secure the Debt Securities as described below under "Covenants--Limitation on Liens." The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. (Section 301) Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

     The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be unsecured and will be subordinated and junior to all "Senior Indebtedness" (which for this purpose includes any Senior Securities) to the extent set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

     The Debt Securities may be issued in one or more series with the same or various maturities at par, at a premium or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature; (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) whether such Debt Securities are Senior Securities or Subordinated Securities; (vii) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) or repayment option; (viii) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (ix) if the currency, currencies or currency units for which the Debt Securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the Company or the purchaser, the manner in which such election may be made; (x) if the amount of payments on the Debt Securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined; (xi) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security will be paid;
(xii) the terms and conditions upon which conversion or exchange of the Debt Securities into or for Common Stock, Preferred Stock or other Debt Securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;
(xiii) information with respect to book-entry procedures, if any; (xiv) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xv) any other specific terms of the Debt Securities not inconsistent with the Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of the Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

     Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Sections 301 and 302) No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company, and will constitute Senior Indebtedness (in each case as defined in the applicable supplemental Indenture) ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company.

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company. The obligations of the Company pursuant to the Subordinated Securities will be subordinate in right of payment to the extent set forth in the Indenture and the applicable supplemental Indenture to all Senior Indebtedness (including all Senior Securities) (in each case as defined in the applicable supplemental Indenture). Except to the extent otherwise set forth in a Prospectus Supplement, the Indenture does not contain any restriction on the amount of Senior Indebtedness which the Company may incur.

     The terms of the subordination of a series of Subordinated Securities, together with the definition of Senior Indebtedness related thereto, will be as set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

     The Subordinated Securities will not be subordinated to indebtedness of the Company which is not Senior Indebtedness, and the creditors of the Company who do not hold Senior Indebtedness will not benefit from the subordination provisions described herein. In the event of the bankruptcy or insolvency of the Company before or after maturity of the Subordinated Securities, such other creditors would rank pari passu with holders of the Subordinated Securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of Subordinated Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

CERTAIN DEFINITIONS

     Certain terms defined in Section 101 of the Indenture are summarized below.

     "Debt" means indebtedness for money borrowed.

     "Domestic Subsidiary" means a Subsidiary incorporated or conducting its principal operations within the United States or any State thereof.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Subsidiary", when used with respect to the Company, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or both.

COVENANTS

     The Indenture contains certain covenants, including the limitation on liens covenant summarized below which will be applicable (unless waived or amended) so long as any of the Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

     Limitation on Liens. The Company will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any stock or indebtedness of any Domestic Subsidiary, whether owned on the date of the Indenture or thereafter acquired, to secure any Debt of the Company or any other person (other than the Debt Securities), without in any such case making effective provision whereby all the outstanding Debt Securities shall be directly secured equally and ratably with such Debt. There will be excluded from this restriction any Mortgage upon stock or indebtedness of a corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time stock or indebtedness of a Domestic Subsidiary is acquired and any extension, renewal or replacement of any such Mortgage. (Section 1006)

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (i) the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Debt Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. (Section 801) In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Company. (Section 802) Other than the restrictions on Mortgages described above, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of Debt Securities in the event of a highly leveraged transaction involving the Company or any Subsidiary.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (c) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (d) default by the Company in the performance of any other covenant or warranty contained in the Indenture for the benefit of such series which shall not have been remedied for a period of 90 days after notice is given as specified in the Indenture; and (e) certain events of bankruptcy, insolvency and reorganization of the Company. (Section 501)

     A default under other indebtedness of the Company will not be a default under the Indenture and a default under one series of Debt Securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Indenture provides that (i) if an Event of Default described in clause
(a), (b), (c) or (d) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (d) or (e) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. (Sections 502 and 513)

     Under the Indenture the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. (Section 602)

     No holder of any Debt Securities of any series may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to such series, (b) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series. (Section 507)

     The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. (Section 512) The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 601) The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it. (Section 601)

     The Company must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of the Indenture or, if the Company is in default, specifying such default. (Section
1004)

     If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture. (Section 104)

     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof. (Section 101)

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may, without the consent of the holders of the Debt Securities (provided in the case of clauses (ii), (iii), (iv) and (vi), there is no adverse effect on the holders of Debt Securities), enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes; (i) to evidence the succession of another corporation to the Company, and the assumption by such successor of the Company's obligations under the Indenture and the Debt Securities of any series; (ii) to add covenants of the Company, or surrender any rights of the Company, for the benefit of the holders of Debt Securities of any or all series; (iii) to cure any ambiguity, omission, defect or inconsistency in such Indenture; (iv) to establish the form or terms of any series of Debt Securities, including any Subordinated Securities; (v) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such Indenture; and (vi) to provide any additional Events of Default (Section 901).

     With certain exceptions, the Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), or (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain Sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 902)

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

     If the terms of any series of Debt Securities so provide, the Company will be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series by (a) depositing with the Trustee
(i) as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on all Debt Securities of such series for principal, premium, if any, and interest or (ii) as obligations in trust such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Debt Securities are denominated as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all such Debt Securities for principal, premium, if any, and interest and (b) satisfying certain other conditions precedent specified in the Indenture. (Section 403) In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust fund for payment of principal of, any premium on, and any interest on their Debt Securities.

     Such defeasance is likely to be treated as a taxable exchange by holders of the relevant Debt Securities for an issue consisting of either obligations of the trust or a direct interest in the cash and securities held in the trust, with the result that such holders would be required for tax purposes to recognize gain or loss as if such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. In addition, if the holders are treated as the owners of their proportionate share of the cash or securities held in trust, such holders would then be required to include in their income for tax purposes any income, gain or loss attributable thereto even though no cash was actually received. Thus, such holders might be required to recognize income for tax purposes in different amounts and at different times than would be recognized in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

CONCERNING THE TRUSTEE

     Citibank, N.A. conducts normal banking relationships with the Company and certain of its subsidiaries and, in addition, is a participant in various financial agreements of the Company. Citibank, N.A. acts as trustee under certain equipment trust agreements of the Company's railroad subsidiaries and trustee under various indentures in respect of certain securities of the Company and its subsidiaries.

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Revised Articles of Incorporation, and the certificate of amendment relating to each series of the Preferred Stock (the "Certificate of Amendment") which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

     The Company's Revised Articles of Incorporation authorize the issuance of 20,000,000 shares of Preferred Stock, without par value. No shares of Preferred Stock are currently outstanding, and no shares are reserved for issuance. The Company's Board of Directors is authorized to issue Preferred Stock in one or more series from time to time, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions thereof, as may be provided in resolutions adopted by the Board of Directors. All shares of any one series of Preferred Stock shall be identical in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable Prospectus Supplement.

     Preferred Stock of a particular series shall have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to such series. Reference is made to the Prospectus Supplement relating to a particular series of Preferred Stock for specific terms, including: (i) the distinctive serial designation and the number of shares constituting such series; (ii) the dividend rate or rates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends; (iii) any redemption, sinking fund or other analogous provisions applicable to such Preferred Stock;
(iv) the amount or amounts payable upon the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company prior to any payment or distribution of the assets of the Company to the holders of any class or classes of stock which are junior in rank to the Preferred Stock; (v) any terms for the conversion into or exchange for shares of Common Stock, shares of Preferred Stock or Debt Securities and (vi) any other specific terms of the Preferred Stock not inconsistent with the Company's Revised Articles of Incorporation and any applicable Certificate of Amendment. The term "class or classes of stock which are junior in rank to the Preferred Stock" means the Common Stock and any other class or classes of stock of the Company hereafter authorized which shall rank junior to the Preferred Stock as to dividends or upon liquidation.

DIVIDENDS

     Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available therefor, cash dividends payable on such dates in March, June, September and December of each year and at such rates per share per annum as set forth in the applicable Prospectus Supplement. The Prospectus Supplement will also indicate the applicable record dates regarding the payment of dividends. The holders of Preferred Stock shall be entitled to such cash dividends before any dividends on any class or classes of stock junior in rank to Preferred Stock shall be declared or paid or set apart for payment. Whenever dividends shall not have been so paid or declared or set apart for payment upon all shares of each series of Preferred Stock, such dividends shall be cumulative and shall be paid, or declared and set apart for payment, before any dividends can be declared or paid on any class or classes of stock of the Company junior in rank to the Preferred Stock. Any such accumulations of dividends on Preferred Stock shall not bear interest. The foregoing shall not apply to dividends payable in shares of any class or classes of stock junior in rank to the Preferred Stock.

CONVERTIBILITY

     No series of Preferred Stock will be convertible into, or exchangeable for, shares of Common Stock, shares of Preferred Stock or any other class or classes of stock of the Company or Debt Securities except as set forth in the related Prospectus Supplement.

REDEMPTION AND SINKING FUND

     No series of Preferred Stock will be redeemable or receive the benefit of a sinking, retirement or other analogous fund except as set forth in the related Prospectus Supplement.

LIQUIDATION RIGHTS

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of any series of Preferred Stock will be entitled to receive payment of or to have set aside for payment the liquidation amount per share, if any, specified in the related Prospectus Supplement, in each case together with any applicable accrued and unpaid dividends, before any distribution to holders Common Stock. A voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Company's property or assets to, or a consolidation or merger of the Company with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this paragraph.

VOTING RIGHTS

     Except as provided below, holders of Preferred Stock shall be entitled to one vote for each share held and shall vote together with the holders of Common Stock as one class for the election of directors and upon all other matters which may be voted upon by stockholders of the Company. Holders of Preferred Stock shall not possess cumulative voting rights in the election of directors. See "Description of Common Stock -- Voting Rights" for a discussion of such voting rights.

     If dividends on the Preferred Stock shall be in arrears in an aggregate amount at least equal to six quarterly dividends, then the holders of all series of Preferred Stock, voting separately as one class, shall be entitled, at the next annual meeting of the stockholders of the Company or at a special meeting held in place thereof, or at a special meeting of the holders of the Preferred Stock called as provided below, to elect two directors of the Company. While the holders of Preferred Stock are so entitled to elect two directors of the Company, they shall not be entitled to participate with the Common Stock in the election of any other directors. Whenever all arrearages in dividends on the Preferred Stock shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the Preferred Stock to elect two directors shall cease, provided that such voting rights shall again vest in the case of any similar future arrearages in dividends.

     At any time after the right to vote for two directors shall have so vested in the Preferred Stock, the Secretary of the Company may, and upon the written request of the holders of record of 10% or more of the shares of Preferred Stock then outstanding, shall, call a special meeting of the holders of the Preferred Stock for the election of the directors to be elected by them, to be held within 30 days after such call and at the place and upon the notice provided by law and in the Company's bylaws for the holding of meetings of stockholders. The Secretary shall not be required to call such meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of stockholders of the Company. If any such special meeting shall not be called by the Secretary within 30 days after receipt of any such request, then the holders of record of 10% or more of the shares of Preferred Stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice provided above, and for that purpose shall have access to the stock ledger of the Company. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of the stockholders of the Company or a special meeting held in place thereof next succeeding the time when the holders of the Preferred Stock become entitled to elect directors as provided above.

     If any meeting of the Company's stockholders shall be held while holders of Preferred Stock are entitled to elect two directors as provided above, and if the holders of at least a majority of the shares of Preferred Stock then outstanding shall be present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of the shares of Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Company shall be increased by two and at such meeting the holders of the Preferred Stock shall be entitled to elect the additional directors so provided for, but no such additional director so elected shall hold office beyond the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of the Preferred Stock become entitled to elect two directors as provided above. Whenever the holders of the Preferred Stock shall be divested of special voting power as provided above, the terms of office of all persons elected as directors by the holders of the Preferred Stock as a class shall forthwith terminate, and the authorized number of directors of the Company shall be reduced accordingly.

     The affirmative vote or consent of 66-2/3% of all shares of Preferred Stock outstanding shall be required before the Company may (i) create any other class or classes of stock prior in rank to the Preferred Stock, either as to dividends or upon liquidation, or increase the number of authorized shares of such class of stock, or (ii) amend, alter or repeal any provisions of the Company's Revised Articles of Incorporation or any resolution adopted by the Board of Directors providing for the issuance of any series of Preferred Stock so as to adversely affect the preferences, rights or powers of the Preferred Stock. The affirmative vote or consent of at least a majority of the shares of Preferred Stock at the time outstanding shall be required for the Company to (i) increase the authorized number of shares of Preferred Stock, (ii) create or increase the authorized number of shares of any other class of stock ranking on a parity with the Preferred Stock either as to dividends or upon liquidation, or (iii) sell, lease or convey all or substantially all of the property or business of the Company, or voluntarily liquidate, dissolve or wind up the Company, or merge or consolidate the Company with any other corporation unless the resulting or surviving corporation will have after such merger or consolidation no stock either authorized or outstanding (except such stock of the corporation as may have been authorized or outstanding immediately preceding such merger or consolidation, or such stock of the resulting or surviving corporation as may be issued in exchange therefor) prior in rank either as to dividends or upon liquidation to the Preferred Stock or the stock of the resulting or surviving corporation issued in exchange therefor. No consent of the holders of Preferred Stock shall be required in connection with any mortgaging or other hypothecation by the Company of all or any part of its property or business.

CERTAIN TRANSACTIONS

     The Company's Revised Articles of Incorporation provide that certain transactions between the Company and a beneficial owner of more than 10% of the Company's voting stock (which includes Preferred Stock) must either (1) be approved by a majority of the Company's voting stock other than that held by such beneficial owner, (2) satisfy certain minimum price and procedural criteria, or (3) be approved by a majority of the Company's directors who are not related to such beneficial owner. The transactions covered by these provisions include mergers, consolidations, sales or dispositions of assets, adoption of a plan of liquidation or dissolution, or other transactions increasing the proportionate share of such 10% beneficial owner.

MISCELLANEOUS

     The Preferred Stock offered hereby has no preemptive rights, is not liable for further assessments or calls and will be fully paid and nonassessable upon issuance. Shares of Preferred Stock which have been issued and reacquired in any manner by the Company shall resume the status of authorized and unissued shares of Preferred Stock and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage in dividends or sinking fund installments except as may be set forth in the related Prospectus Supplement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for each series of Preferred Stock will be described in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the Revised Business Corporation Law of the State of Utah and the Company's Revised Articles of Incorporation. The Company is presently authorized to issue 500,000,000 shares of Common Stock, par value $2.50 per share. At April 30, 1998, an aggregate of 247,306,604 shares of Common Stock were outstanding.

DIVIDENDS

     Subject to the rights of holders of any Preferred Stock which may be issued, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of any funds legally available therefor. The Company may not pay dividends on Common Stock (other than dividends payable in Common Stock or any other class or classes of stock junior in rank to the Preferred Stock as to dividends or upon liquidation) unless all dividends accrued on outstanding Preferred Stock have been paid or declared and set apart for payment.

VOTING RIGHTS

     Holders of Common Stock are entitled to one vote for each share held. Except as provided in the related Prospectus Supplement, any series of Preferred Stock will be entitled, with certain exceptions, to vote together with the holders of Common Stock as one class. See "Description of Preferred
Stock -- Voting Rights." In voting for the election of directors, holders of Common Stock shall not have the right to accumulate their votes. Notwithstanding that shareholders shall not be entitled to accumulate votes in the election of directors, no one of the directors may be removed if the votes of a sufficient number of shares are cast against removal which, at an election of the class of directors of which the director is a member (or at an election of the entire board of directors commencing at the Company's 1999 annual meeting), would have been sufficient to elect the director if cumulative voting were applicable.

LIQUIDATION RIGHTS

     Any Preferred Stock would be senior to the Common Stock as to distributions upon liquidation, dissolution or winding up of the Company. After distribution in full of the preferential amounts to be distributed to holders of Preferred Stock, holders of Common Stock will be entitled to receive all remaining assets of the Company available for distribution to stockholders in the event of voluntary or involuntary liquidation.

CERTAIN TRANSACTIONS

     The Company's Revised Articles of Incorporation provide for certain voting rights for the holders of the Company's voting stock (including Common Stock) in the case of certain transactions between the Company and a beneficial owner of more than 10% of the Company's voting stock. See "Description of Preferred Stock -- Certain Transactions."

MISCELLANEOUS

     The Common Stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. All shares of Common Stock offered hereby will be fully paid and nonassessable.

TRANSFER AGENT AND REGISTRAR

     Harris Trust & Savings Bank is the transfer agent and registrar for the Common Stock. The Common Stock is listed on the New York Stock Exchange.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities or Preferred Stock. Securities Warrants may be issued independently or together with any Debt Securities or shares of Preferred Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Preferred Stock. The Securities Warrants are to be issued under Warrant Agreements to be entered into between the Company and Citibank, N.A., as Warrant Agent, or such other bank or trust company as is named in the Prospectus Supplement relating to the particular issue of Securities Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summaries of certain provisions of the form of Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreement and the Securities Warrants.

GENERAL

     If Securities Warrants are offered, the Prospectus Supplement will describe the terms of the Securities Warrants, including the following: (i) the offering price; (ii) the currency, currencies or currency units for which Securities Warrants may be purchased; (iii) the designation, aggregate principal amount, currency, currencies or currency units and terms of the Debt Securities purchasable upon exercise of the Warrants and the price at which such Debt Securities may be purchased upon such exercise; (iv) the designation, number of shares and terms of the series of Preferred Stock purchasable upon exercise of the Securities Warrants to purchase Preferred Stock and the price at which such shares of Preferred Stock may be purchased upon such exercise; (v) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which the Securities Warrants are issued and the number of Securities Warrants issued with each such Debt Security or share of Preferred Stock; (vi) if applicable, the date on and after which the Securities Warrants and the related Debt Securities or Preferred Stock will be separately transferable;
(vii) the date on which the right to exercise the Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire;
(viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations relating to the Securities Warrants; and (x) any other terms of the Securities Warrants.

     Securities Warrants may be exchanged for new Securities Warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Before the exercise of their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities or shares of Preferred Stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the Debt Securities purchasable upon such exercise or to enforce the covenants in the Indenture or to receive payments of dividends, if any, on the Preferred Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Securities Warrant. Securities Warrants may be exercised at such times as are set forth in the Prospectus Supplement relating to such Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Securities Warrants may be exercised by delivery to the Warrant Agent of the certificate evidencing such Securities Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities or shares of

Preferred Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the Prospectus Supplement relating to the Securities Warrants. Upon receipt of such payment and the certificate representing the Securities Warrants to be exercised properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Preferred Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of Securities Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities offered hereby (i) through underwriters or dealers; (ii) through agents; (iii) directly to purchasers; or
(iv) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     Each series of Offered Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids to do not exceed a specified maximum. The underwriters may over-allot Offered Securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of Offered Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the Offered Securities to be higher than it would otherwise be in the absence of such transactions These transactions, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon for the Company by Richard J. Ressler, Esquire, Assistant General Counsel of the Company, and for the underwriters, dealers or agents, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, N.Y. 10019, unless otherwise specified in the Prospectus Supplement. Mr. Ressler owns 14,159 shares of Common Stock, including retention shares granted under the Company's 1993 Stock Option and Retention Stock Plan, and holds options to purchase 95,818 additional shares of the Common Stock. Cravath, Swaine & Moore has provided legal services from time to time to the Company and its affiliates.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, incorporated in this Prospectus by reference from Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information..................    2
Incorporation of Certain Documents by
  Reference............................    2
Risk Factors...........................    3
The Company............................    5
Ratio of Earnings to Fixed Charges.....    6
Use of Proceeds........................    7
Description of Debt Securities.........    7
Description of Preferred Stock.........   14
Description of Common Stock............   17
Description of Securities Warrants.....   18
Plan of Distribution...................   19
Legal Opinions.........................   20
Experts................................   20

======================================================

======================================================

                                      LOGO
             ------------------------------------------------------
                                Debt Securities
                                Preferred Stock
                                  Common Stock
                              Securities Warrants
             ------------------------------------------------------
                            ------------------------
                                   PROSPECTUS
                            ------------------------
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

Securities and Exchange Commission Registration Fee.........    $295,000
Trustee's Fees and Expenses.................................      25,000
Printing Expenses...........................................      60,000
Rating Agencies' Fees.......................................     100,000
Accountants' Fees and Expenses..............................      50,000
Blue Sky Fees and Expenses..................................       5,000
                                                                --------
     Total..................................................    $535,000
                                                                ========

---------------
* All amounts are estimated except for the registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Utah corporation. Section 16-10a-901 et. seq. of the Revised Business Corporation Act of Utah grants to a corporation the power to indemnify a person made a party to a lawsuit or other proceeding because such person is or was a director or officer. A corporation is further empowered to purchase insurance on behalf of any person who is or was a director or officer against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such capacity. The Company's By-Laws provide for mandatory indemnification of its directors, officers and employees in certain circumstances. The Company maintains insurance on behalf of directors and officers against liability asserted against them arising out of their status as such.

     The Company's Revised Articles of Incorporation, incorporated herein as
Exhibit 3.1 to this Registration Statement, eliminate in certain circumstances the personal liability of directors of the Company for monetary damages for a breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director for (i) the amount of a financial benefit received by a director to which he is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, (iii) a violation of Section 16-10a-842 of the Revised Business Corporation Act of Utah (relating to the liability of directors for unlawful distributions) or (iv) an intentional violation of criminal law.

     Reference is made to Section 6 of the form of Underwriting Agreement filed as Exhibit 1 to the Company's Registration Statement on Form S-3 (File No. 333-18345), dated December 20, 1996, for additional indemnification provisions.

ITEM 16. EXHIBITS

  1       --  Form of Underwriting Agreement, incorporated by reference to
              Exhibit 1 to the Company's Registration Statement on Form
              S-3 (File No. 333-18345), dated December 20, 1996.
  3.1     --  Revised Articles of Incorporation of Union Pacific
              Corporation, as amended through April 25, 1996, incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
 *3.2     --  Form of Certificate of Amendment for Preferred Stock.
  3.3     --  By-laws of Union Pacific Corporation, as amended effective as of April 30, 1998, incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the
              quarter ended March 31, 1998.
  4.1     --  Indenture, dated as of December 20, 1996, between Union
              Pacific Corporation and Citibank, N.A., Trustee,
              incorporated by reference to Exhibit 4.1 to the Company's
              Registration Statement on Form S-3 (File No. 333-18345),
              dated December 20, 1996.
 *4.2     --  Form of Warrant Agreement.
  4.3     --  Form of Debt Security, incorporated by reference to Exhibit
              4.3 to the Company's Registration Statement on Form S-3
              (File No. 33-59323), dated June 23, 1995.
  5       --  Opinion and consent of Richard J. Ressler, Esquire, counsel for the Company.

 12       --  Computation of Ratio of Earnings to Fixed Charges,
              incorporated by reference to Exhibit 12 to the Company's
              Annual Report on Form 10-K for the fiscal year ended
              December 31, 1997 and Exhibit 11 to the Company's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1998.
 23.1     --  Consent of Deloitte & Touche LLP.
 23.2     --  Consent of Richard J. Ressler, Esq, Counsel for the Company
              (Included in Exhibit 5).
 24       --  Powers of Attorney.
 25       --  Statement on Form T-1 of the eligibility of Citibank, N.A.
              under the Indenture.

---------------
* To be filed by amendment or incorporated herein by reference.

ITEM 17. UNDERTAKINGS

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Exchange Act of 1934 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to
     Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Union Pacific Corporation certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto
duly authorized, in the City of Dallas, State of Texas, on this      day of May,
1998.

                                          UNION PACIFIC CORPORATION

                                          By:            /s/  L. WHITE MATTHEWS,
                                              III

                                            ------------------------------------
                                                  (L. White Matthews, III
                                            Executive Vice President -- Finance)

     Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement on Form S-3 has been signed below on this      day of
May, 1998, by the following persons in the capacities indicated.

                      SIGNATURE                                              TITLE
                      ---------                                              -----

               /s/ RICHARD K. DAVIDSON                      Chairman of the Board, President, Chief
-----------------------------------------------------       Executive Officer and Director (Principal
                (Richard K. Davidson)                                   Executive Officer)

             /s/ L. WHITE MATTHEWS, III                     Executive Vice President -- Finance and
-----------------------------------------------------         Director (Principal Financial Officer)
              (L. White Matthews, III)

             /s/ JOSEPH E. O'CONNOR, JR.                    Vice President and Controller (Principal
-----------------------------------------------------                  Accounting Officer)
              (Joseph E. O'Connor, Jr.)

                          *                                                 Director
-----------------------------------------------------
                (Philip F. Anschutz)

                          *                                                 Director
-----------------------------------------------------
                 (Robert P. Bauman)

                          *                                                 Director
-----------------------------------------------------
                 (Richard B. Cheney)

                          *                                                 Director
-----------------------------------------------------
                 (E. Virgil Conway)

                          *                                                 Director
-----------------------------------------------------
                 (Spencer F. Eccles)

                          *                                                 Director
-----------------------------------------------------
              (Elbridge T. Gerry, Jr.)

                          *                                                 Director
-----------------------------------------------------
               (William H. Gray, III)

                          *                                                 Director
-----------------------------------------------------
               (Judith Richards Hope)

                          *                                                 Director
-----------------------------------------------------
                (Richard J. Mahoney)

                          *                                                 Director
-----------------------------------------------------
                   (John R. Meyer)

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                          *                                                 Director
-----------------------------------------------------
              (Thomas A. Reynolds, Jr.)

                          *                                                 Director
-----------------------------------------------------
                (Richard D. Simmons)

             *By: /s/ THOMAS E. WHITAKER
  -------------------------------------------------
                 (Thomas E. Whitaker
                As Attorney-in-Fact)

                                 EXHIBIT INDEX

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                          DESCRIPTION OF EXHIBIT                          PAGES
-------                         ----------------------                       ------------
  1      --  Form of Underwriting Agreement, incorporated by reference to
             Exhibit 1 to the Company's Registration Statement on Form
             S-3 (File No. 333-18345), dated December 20, 1996...........
  3.1    --  Revised Articles of Incorporation of Union Pacific
             Corporation, as amended through April 25, 1996, incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996...........
 *3.2    --  Form of Certificate of Amendment for Preferred Stock........
  3.3    --  By-laws of Union Pacific Corporation, as amended effective as of April 30, 1998, incorporated by reference to Exhibit 3 to the Company's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1998................................
  4.1    --  Indenture, dated as of December 20, 1996, between Union
             Pacific Corporation and Citibank, N.A., Trustee,
             incorporated by reference to Exhibit 4.1 to the Company's
             Registration Statement on Form S-3 (File No. 333-18345),
             dated December 20, 1996.....................................
 *4.2    --  Form of Warrant Agreement...................................
  4.3    --  Form of Debt Security, incorporated by reference to Exhibit
             4.3 to the Company's Registration Statement on Form S-3
             (File No. 33-59323), dated June 23, 1995....................
  5      --  Opinion and consent of Richard J. Ressler, Esquire, counsel for the Company.............................................
 12      --  Computation of Ratio of Earnings to Fixed Charges,
             incorporated by reference to Exhibit 12 to the Company's
             Annual Report on Form 10-K for the fiscal year ended
             December 31, 1997 and Exhibit 11 to the Company's Quarterly
             Report on Form 10-Q for the quarter ended March 31, 1998....
 23.1    --  Consent of Deloitte & Touche LLP............................
 23.2    --  Consent of Richard J. Ressler, Esquire, counsel for the
             Company (included in Exhibit 5).............................
 24      --  Powers of Attorney..........................................
 25      --  Statement on Form T-1 of the eligibility of Citibank, N.A.
             under the Indenture.........................................

---------------
* To be filed by amendment or incorporated herein by reference.